Exhibit 2.2
Option Agreement
By and Among
Axcan Holdings Inc.,
Axcan Lone Star Inc.
and
Mpex Pharmaceuticals, Inc.
April 11, 2011

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OPTION AGREEMENT
     This Option Agreement (this “Agreement”) is entered into and made effective as of the 11th day of April, 2011 (the “Effective Date”) by and among Mpex Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 11535 Sorrento Valley Road, San Diego, CA 92121 (the “Company”), Axcan Holdings Inc., a Delaware corporation having offices at 100 Somerset Corporate Boulevard, Bridgewater, New Jersey 08807 (“Acquiror”), and Axcan Lone Star Inc., a Delaware corporation and indirect wholly owned subsidiary of Acquiror (“Sub”, and collectively with Acquiror, “Axcan”). The Company and Axcan are each referred to herein by name or as a “Party” or, collectively, as “Parties.”
RECITALS
     Whereas, the Company possesses proprietary technology and know-how related to the Product (as defined below);
     Whereas, after the Effective Date, the Company will effect the Divestiture (as defined below) in accordance with Section 2.1;
     Whereas, as of the Effective Date, the Company, Acquiror and Sub have entered into that certain Development Agreement (the “Development Agreement”) with respect to the development and pre-commercialization activities with respect to the Product;
     Whereas, as of the Effective Date, the Company, Acquiror, Sub and the Securityholders’ Representative Committee, have entered into the Merger Agreement (as defined below) that provides for Acquiror’s acquisition of all of the Securities (as defined below) subject to Axcan’s option to terminate the Merger Agreement pursuant to the terms and conditions set forth in this Agreement; and
     Now, therefore, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
As used in this Agreement, the following terms shall have the meanings set forth in this ARTICLE 1, and any other capitalized terms which are not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement:
     1.1 “Acquiror” has the meaning assigned to such term in the Preamble.
     1.2 “Aeroquin™ IP” means any and all intellectual property (including Patents, Information and copyrights) owned or Controlled by the Company or its Affiliates as of the Effective Date or during the Term that is reasonably necessary for making, using, selling,

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offering for sale or importation of the Product anywhere in the world and that is not Development IP. “Aeroquin™ IP” shall include, without limitation, the Aeroquin™ trademark and any and all Patents, Information, know-how, trade secrets, preclinical and clinical data, all improvements related thereto, and copyrights, in each case associated with the Product, including the Patents listed on Section 4.9.1 of the Disclosure Schedule.
     1.3 “Affiliate” means any Person, whether de jure or de facto, which directly or indirectly through one (1) or more intermediaries controls, is controlled by or is under common control with a Party. A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person.
     1.4 “Agreement” has the meaning assigned to such term in the Preamble.
     1.5 “Allowed Securities Issuances and Repurchases” has the meaning assigned to such term in Section 5.1.3.
     1.6 “Axcan” has the meaning assigned to such term in the Preamble.
     1.7 “Business Day” means each day other than a Saturday or Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
     1.8 “Carveout Payments” has the meaning assigned to such term in Section 2.1.
     1.9 “Carveout Plan” means the 2011 Mpex Pharmaceuticals, Inc. Management Incentive Plan.
     1.10 “Clinical Milestone Payment” has the meaning assigned to such term in Section 3.3.
     1.11 “Contemplated Bonuses” means any bonuses paid by the Company to its employees in connection with, or as a result of, the transactions contemplated herein and the Merger Agreement, including, without limitation, the Merger.
     1.12 “Contract” has the meaning assigned to such term in Section 4.10.
     1.13 “Control,” “Controls,” “Controlled” or “Controlling” means possession of the ability to grant the licenses or sublicenses without violating the terms of any agreement or other arrangement with any Third Party.
     1.14 “Deferred Upfront Non-Contingent Payments” has the meaning assigned to such term in Section 3.2.

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     1.15 “Delivery Date” has the meaning assigned to such term in Section 2.3.1.
     1.16 “Development IP” means any and all intellectual property (including Patents, Information and copyrights) arising after the Effective Date and resulting directly or indirectly from the Company’s performance of the Development Plan (as defined in the Development Agreement). For clarity, the phrase “the Company’s performance” in the preceding sentence refers to both (a) the performance of the Company between the Effective Date and the date of assumption of the Development Agreement by Spinco (pursuant to Section 2.1 of the Development Agreement) and (b) the performance of Spinco between the date of assumption of the Development Agreement by Spinco (pursuant to Section 2.1 of the Development Agreement) and the end of the term of the Development Agreement (as defined in the Development Agreement).
     1.17 “Divestiture” means (a) the Company’s transfer, abandonment or other disposition of all of the Divestiture Assets described in Section 1.18(i) and (b) the Company’s transfer of all of the Divestiture Assets described in Section 1.18(ii) through (vi).
     1.18 “Divestiture Assets” means [*].
     1.19 “Divestiture Notice” has the meaning assigned to such term in Section 2.1.
     1.20 “Dollars” or “$” means the legal tender of the U.S.
     1.21 “Effective Date” has the meaning assigned to such term in the Preamble.
     1.22 “Exchange Agent” has the meaning assigned to such term in Section 3.3.
     1.23 “Executive Officers” means the Chief Executive Officer of the Company, or such other person holding a similar position designated by the Company from time to time, and the President of Acquiror, or such other person holding a similar position designated by Axcan from time to time.
     1.24 “FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.
     1.25 “GSK Agreement” means that certain Research and Development Collaboration, Option and License Agreement by and between Company and SmithKline Beecham Corporation (doing business as GlaxoSmithKline) dated as of June 13, 2008, as amended.
     1.26 “IND” has the meaning assigned to such term in Section 5.1.16.
     1.27 “Information” means all tangible and intangible (i) information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (ii) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material. As used in the preceding

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sentence, “clinical test data” shall be deemed to include all information related to the clinical or pre-clinical testing, including patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, regulatory filings and communications, and the like.
     1.28 “License Agreement” means the License Agreement by and among Acquiror, Sub and the Company as of the date hereof.
     1.29 “Merger” means the action of Sub merging with and into the Company under the terms of the Merger Agreement.
     1.30 “Merger Agreement” means that certain Agreement and Plan of Merger dated as of the date hereof by and among Acquiror, the Company, Sub and the Securityholders’ Representative Committee.
     1.31 “Non-Contingent Payments” has the meaning assigned to such term in Section 3.2.
     1.32 “Party” or “Parties” has the meaning assigned to such term in the Preamble.
     1.33 “Patent” means (a) all patents and patent applications in any country or supranational jurisdiction in the world, (b) any substitutions, divisions, continuations, continued prosecution applications, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, validations, re-examinations, extensions (including pediatric extensions), additions, restorations, supplementary protection certificates and the like of any such patents or patent applications, and (c) foreign counterparts of any of the foregoing.
     1.34 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.
     1.35 “Product” means the pharmaceutical product currently identified as Aeroquin™, consisting of the levofloxacin compound that is formulated for delivery through the device currently identified as the PARI eFlow® Device.
     1.36 “Product INDs” has the meaning assigned to such term in Section 5.9.
     1.37 “Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as re-examinations, reissues, and requests for patent term adjustments and patent term extensions with respect to such Patent, together with the initiation or defense of interferences, the initiation or defense of oppositions and other similar proceedings with respect to the particular Patent and any appeals therefrom. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent.
     1.38 “Redirection Letters” means letters from certain Company Stockholders provided to the Exchange Agent, Acquiror, Sub and the Company that re-direct certain of the

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proceeds payable (via the Exchange Agent) to such Company Stockholder under this Agreement and the Merger Agreement from such Company Stockholder to the Company or Spinco payroll account to fund the Company’s or Spinco’s obligations arising under the Carveout Plan and the Contemplated Bonuses.
     1.39 “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the Commercialization (as defined in the Development Agreement) of the Product in the applicable jurisdiction. For clarity, all NDAs and MAAs (each, as defined in the Development Agreement) are Regulatory Approvals.
     1.40 “Regulatory Authority” means the FDA, and any health regulatory authority in any country in the Territory (as defined in the Development Agreement) that is a counterpart to the FDA and holds responsibility for granting regulatory marketing approval for the Product in such country, and any successor(s) thereto, including the European Commission (as defined in the Development Agreement).
     1.41 “Related IP” means any and all intellectual property (including Patents, Information and copyrights) (a) that is not Aeroquin IP or Development IP and (b) that is (i) owned or Controlled by the Company or its Affiliates as of the Effective Date or during the period between the Effective Date and the assumption of the Development Agreement by Spinco (pursuant to Section 2.1 of the Development Agreement) which is reasonably useful for making, using, selling, offering for sale or importation of the Product anywhere in the world or (ii) owned or Controlled by Spinco or its Affiliates as of the assumption of the Development Agreement by Spinco (pursuant to Section 2.1 of the Development Agreement) or during the term of the Development Agreement (as defined in the Development Agreement) which is reasonably useful for making, using, selling, offering for sale or importation of the Product anywhere in the world. For purposes of clarification, Related IP shall in no event include any intellectual property of any bona fide third party that acquires Spinco (whether by sale of stock, sale of assets, merger, consolidation or otherwise), regardless of whether such intellectual property would otherwise fall within the foregoing definition. Moreover, Related IP shall in no event include any intellectual property that is the subject of either (i) an exclusive license granted by the Company to GSK pursuant to the GSK Agreement (as in effect as of the date hereof) or (ii) an unexpired option for an exclusive license granted by the Company to GSK pursuant to the GSK Agreement (as in effect as of the date hereof).
     1.42 “Review Period” has the meaning assigned to such term in Section 2.3.2.
     1.43 “Securities” means all outstanding shares of common stock and preferred stock of the Company, all outstanding options, warrants, convertible notes, rights of conversion and other rights to acquire capital stock of the Company, and all shares issuable upon exercise or conversion of the preferred stock, options, warrants, convertible notes, rights of conversion and other rights to acquire stock of the Company, outstanding from time to time, whether or not then currently vested, exercisable or convertible.

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     1.44 “Spinco” means an entity formed for the initial purpose of holding the Divestiture Assets.
     1.45 “Sub” has the meaning assigned to such term in the Preamble.
     1.46 “Term” has the meaning assigned to such term in Section 6.1.
     1.47 “Termination Right” has the meaning assigned to such term in Section 2.2.
     1.48 “Termination Right Lapse Date” has the meaning assigned to such term in Section 2.4.
     1.49 “Third Party” means any entity other than the Company, Acquiror, Sub or an Affiliate of the Company, Acquiror or Sub.
     1.50 “Upfront Non-Contingent Payments” has the meaning assigned to such term in Section 3.1.
     1.51 “United States” or “U.S.” means the United States of America.
ARTICLE 2
OPTION TO TERMINATE MERGER AGREEMENT
     2.1 Covenant to Divest. The Company agrees to effect the Divestiture as soon as practicable following the Effective Date, and in any event by no later than June 1, 2011. As part of the Divestiture, and in accordance with the Carveout Plan and Contemplated Bonuses to be funded by certain of the Company Stockholders pursuant to the Redirection Letters contingent upon Axcan’s payment of the Non-Contingent Payments, the Non-Contingent Holdback Consideration and the Development Milestone Payment, as applicable, the Company and Spinco shall enforce the Redirection Letters and, collectively, fund and distribute up to $[*] in accordance with the terms of the Carveout Plan (the “Carveout Payments”) and the Contemplated Bonuses. Not less than ten (10) Business Days before the Company’s anticipated date of effecting the Divestiture and subject to Axcan’s confidentiality obligations set forth in the Confidentiality Agreements, the Company shall provide Axcan with complete, unredacted copies of all of the documents, schedules, exhibits and other instruments related thereto pursuant to which the Company proposes to effect the Divestiture. The Company shall not execute such documents, schedules, exhibits or other instruments or take other actions to effect the Divestiture until Axcan approves such documents and instruments in writing, such approval not to be unreasonably withheld or delayed. The Company shall provide Axcan with written notice of, and copies of all documents, schedules, exhibits and other instruments executed in connection therewith, within two (2) Business Days following completion of the Divestiture (the “Divestiture Notice”).
     2.2 Termination Right. In exchange for the consideration set forth herein, the Company hereby grants to Axcan the exclusive right, exercisable at any time during the Review

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Period, to terminate the Merger Agreement in accordance with Section 2.3 (the “Termination Right”).
     2.3 Exercise of Termination Right. Axcan may exercise the Termination Right as follows:
          2.3.1 Company Deliveries. Within fourteen (14) calendar days after the earlier of (a) the Company’s delivery of the Divestiture Notice and (b) June 3, 2011, the Company shall deliver (the date of such delivery being the “Delivery Date”) to Axcan a completed set of customary disclosure schedules to, and all documents, schedules, exhibits and other instruments necessary for evaluating the Merger and exercising the Termination Right (the “Company Deliveries”).
          2.3.2 Review Period. Axcan shall have a period of [*] calendar days (the “Review Period”) from and after delivery of the Company Deliveries to review, comment on and coordinate with the Company on finalizing as of the Termination Right Lapse Date the disclosure schedules to the Merger Agreement, and Axcan shall have the right to exercise the Termination Right and terminate the Merger Agreement, in its sole discretion, at any time during the Review Period by written notice to the Company (the “Termination Notice”).
     2.4 Effect of Non-Exercise or Waiver of Termination Right. If, and only if, Axcan either (a) delivers to the Company a written waiver of all or any portion of the Review Period or (b) allows the Review Period to expire without having delivered the Termination Notice, then the closing condition set forth in Section 6.1(c) of the Merger Agreement shall be conclusively deemed to be satisfied (the earlier to occur of (a) and (b), the “Termination Right Lapse Date”).
ARTICLE 3
PAYMENTS
     3.1 Upfront Non-Contingent Payments. Axcan shall pay (a) a non-refundable, non-creditable upfront payment of [*] Dollars ($[*]) to the Exchange Agent and (b) a non-refundable, non-creditable upfront payment of [*] Dollars ($[*]) to an account designated by the Securityholders’ Representative Committee to fund the Reserve (collectively, the “Upfront Non-Contingent Payments”) by the later of (a) ten (10) calendar days after the Effective Date and (b) two (2) Business Days after the Company has provided Axcan with evidence of the Stockholder Approval.
     3.2 Deferred Upfront Non-Contingent Payments. Axcan shall pay to the Exchange Agent the following non-refundable deferred upfront payments: (a) [*] Dollars ($[*]) by the later of (i) [*] and (ii) two (2) Business Days after the Company has provided Axcan with evidence of the Stockholder Approval, (b) [*] Dollars ($[*]) by the later of (i) [*] and (ii) two (2) Business Days after the Company has provided Axcan with evidence of the Stockholder Approval, (c) [*] Dollars ($[*]) by the later of (i) [*] and (ii) two (2) Business Days after the

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Company has provided Axcan with evidence of the Stockholder Approval and (d) thirteen million five hundred thousand Dollars ($13,500,000) by the later of (i) November 1, 2013 and (ii) two (2) Business Days after the Company has provided Axcan with evidence of the Stockholder Approval (collectively, the “Deferred Upfront Non-Contingent Payments” and collectively with the Upfront Non-Contingent Payments, the “Non-Contingent Payments”).
     3.3 Clinical Milestone Payment. Axcan shall pay a one-time payment of two million five hundred thousand Dollars ($2,500,000) (the “Clinical Milestone Payment”) to the Exchange Agent upon the latest of (a) administration of the last dose to the last patient in the MPEX-207 Phase 3 Clinical Trial set forth in the Development Plan, (b) January 31, 2012 and (c) two (2) Business Days after the Company has provided Axcan with evidence of the Stockholder Approval.
     3.4 Methods of Payments. U.S. Bank National Association is the designated exchange agent (the “Exchange Agent”) in connection with this Agreement to receive the funds from Axcan on behalf of the Company Securityholders (to be promptly distributed based upon the respective liquidation preferences and other terms and conditions set forth in Section 3 of Article IV(C) of the Company’s Certificate of Incorporation, as amended). All payments due from Axcan hereunder shall be paid in Dollars by wire transfer to a bank in the United States designated in writing by the Exchange Agent (other than the Reserve, which shall be funded to an account designated by the Securityholders’ Representative Committee). All payments to be made pursuant to the Carveout Plan shall be funded to the Company or Spinco on behalf of certain of the Company Stockholders pursuant to the Redirection Letters and paid in accordance with the terms of the Carveout Plan through the Company’s or Spinco’s normal payroll procedures.
     3.5 Taxes. If a law or regulation of any country requires withholding of taxes of any type, levies or other charges with respect to any amounts payable hereunder to the Company Securityholders, Axcan shall promptly pay such tax, levy, or charge for and on behalf of the Company Securityholders to the proper governmental authority, and shall furnish the Company Securityholders with documentation of such payment. Axcan shall have the right to deduct any such tax, levy or charge actually paid from payment due the Company Securityholders or be promptly reimbursed by the Company Securityholders if no further payments are due the Company Securityholders. Axcan agrees to provide reasonable assistance to the Company Securityholders in claiming exemption from such deductions or withholdings under a double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted. The recipient of any transfer under this Agreement shall be solely responsible for, and shall hold harmless the transferor of such property against, any sales, use, value added, excise or other taxes applicable to such transfer.
     3.6 Late Payments; Acceleration. In addition to any other applicable rights and remedies, any amount owed by Axcan hereunder that is not paid within the applicable time period set forth herein shall accrue interest at the rate of three percent (3%) above the then-applicable London Interbank Offered Rate as quoted in the Wall Street Journal, or, if lower, the highest rate permitted under applicable law. In the event that (a) Axcan fails to make any Non-Contingent Payment(s) and/or the Clinical Milestone Payment in accordance with the timing and

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terms set forth in Sections 3.1-3.3, (b) the Company sends Axcan a written notice identifying such payment breach and (c) Axcan does not pay or cause to be paid all overdue amounts to correct such payment breach within thirty (30) calendar days thereafter, all unpaid Non-Contingent Payment(s) and the Clinical Milestone Payment shall accelerate and become immediately due and payable.
ARTICLE 4
REPRESENTATIONS, WARRANTIES
     The Company hereby makes to Axcan the representations and warranties contained in this ARTICLE 4 (except for the representations and warranties contained in Section 4.14), as of the Effective Date, subject to such exceptions as are disclosed in the disclosure schedule of the Company (referencing the appropriate section and paragraph numbers), provided, however, that any disclosure made therein shall apply to another section or paragraph without repetition only where it is reasonably apparent on the face of such disclosure that the disclosure would be applicable to such other section or paragraph, which is attached hereto as Exhibit A and incorporated herein by this reference (the “Disclosure Schedule”). Notwithstanding anything to the contrary, any and all representations and warranties set forth in Sections 4.9. 4.10 and 4.11 relate exclusively to the Product and/or the Aeroquin™ IP, as applicable.
     4.1 Organization of the Company and Company Subsidiaries. Each of the Company and Company Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power, governmental licenses, authorizations, permits, consents and approvals to own its properties and assets and to carry on its business as currently conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified and licensed or in good standing has not had and will not have a Material Adverse Effect. The Company has made available to Axcan (a) a true and correct copy of the Company Certificate of Incorporation and the Company Bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), and (b) the equivalent organizational documents for each Company Subsidiary, each as amended to date. The Company is not in violation of any of the provisions of the Company Charter Documents and no Company Subsidiary is in violation of its equivalent organizational documents. Section 4.1 of the Disclosure Schedule lists the names of each director and the name and title of each officer of the Company and of each of Company Subsidiary as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. Section 4.1 of the Disclosure Schedule also lists every state or foreign jurisdiction in which the Company or any Company Subsidiary has employees or facilities.

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     4.2 Company Capital Structure.
          4.2.1 The authorized capital of the Company consists of [*] shares have been designated Series D Preferred Stock, all of which are issued and outstanding as of the Effective Date. The rights, privileges and preferences of the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C-1 Preferred Stock, Series C-3 Preferred Stock and Series D Preferred Stock are as stated in the Company Certificate of Incorporation. Section 4.2.1 of the Disclosure Schedule sets forth the conversion prices or ratios with respect to the Company Preferred Stock.
          4.2.2 As of the date of this Agreement, except for (A) the conversion privileges of the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C-1 Preferred Stock, Series C-3 Preferred Stock and Series D Preferred Stock, (B) the rights provided in Section 4 of the Investor Rights Agreement, (C) warrants to purchase up to [*] shares of Series B Preferred Stock, (D) [*] shares of Company Common Stock which have been granted to employees, consultants or directors of the Company or a Company Subsidiary pursuant to the Company’s Option Plan and (E) [*] shares of its Company Common Stock for direct issuances or purchase upon exercise of Company Options to be granted in the future, under the Company Option Plan (1) no subscription, warrant, option, convertible security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (2) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset. Except as set forth on Section 4.2.2 of the Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound with respect to the voting, registration, transfer or other disposition (including, without limitation, rights of first refusal, rights of co-sale) of shares of the capital stock of, or other equity interests in, the Company or any Company Subsidiary. No Company Stockholder, and no Affiliate of any Company Stockholder, is indebted to the Company, and the Company is not indebted to any Company Stockholder or any Affiliate thereof, other than for payment of employee salaries and expense reimbursements incurred in the Ordinary Course of Business.
          4.2.3 All issued and outstanding shares of Company Capital Stock are, and all shares which may be issued pursuant to the conversion of Company Preferred Stock or the exercise of Company Options or Company Warrants, when issued in accordance with the applicable security, will be, duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances in respect thereof. All issued and outstanding shares of Company Capital Stock, Company Options and Company Warrants were issued in compliance with all applicable state and federal securities Legal Requirements and in accordance with the requirements of any Contracts to which the Company is a party. The outstanding shares of Company Capital Stock have been issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom.

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          4.2.4 The Company has made available to Axcan accurate and complete copies of the Company Option Plan, the Company’s standard form of stock option agreement and all exercise documentation relating to Company Options and all agreements relating to the Company Warrants and any other subscription rights, warrants, options, convertible securities, or any other rights (contingent or otherwise) to purchase or acquire securities of the Company obligate the Company to issue securities. No Company Option has been granted pursuant to an agreement that deviates in any material respect from the standard form of stock option agreement attached as an exhibit to the Company Option Plan and provided to Axcan, except for the Company Option granted pursuant to the Stock Option Agreement, dated as of [*], between the Company and [*]. Neither the Company Option Plan nor any such agreements and exercise documentation have been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such Company Option Plan and agreements, in any case from the form made available to Axcan.
          4.2.5 The Company does not have the right nor is the Company under any obligation, nor is the Company bound by any Contract pursuant to which it may have the right or become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock, Company Options, Company Warrants, or any other securities of the Company.
          4.2.6 The Company has never repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock or other securities of the Company, other than Company Options forfeited by employees or consultants of the Company or capital stock repurchases from employees or consultants of the Company in each case in connection with the termination of their service with the Company. All such securities so reacquired by the Company were reacquired in compliance with (i) all applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.
     4.3 Subsidiaries. Other than Mpex London Limited, the Company does not have any Subsidiaries or affiliated companies and does not otherwise own or control any shares of capital stock or any interest in, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. The Company does not, directly or indirectly, own any ownership, equity or voting interest in any other corporation, limited liability company, partnership, association, joint venture or other business entity, nor does it have any agreement or commitment to purchase any such interest. There are no other corporations, limited liability companies, partnerships, associations, joint ventures or other business entities that the Company is required or permitted to consolidate for financial reporting purposes under GAAP. The Company has not agreed nor is the Company obligated to make, nor is the Company bound by any Contract under which it may become obligated to make, any investment in or capital contribution to any other corporation, limited liability company, partnership, association, joint venture or other business entity.
     4.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby, including, without limitation, the Merger, other than the Stockholder Approval. The execution,

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delivery and performance of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Merger, have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required on the part of the Company to authorize this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, other than the Stockholder Approval. The Stockholder Approval is the only approval of holders of Company Capital Stock that is necessary to consummate the Merger and the transactions contemplated thereby under Delaware Law. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
     4.5 No Conflict. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, will not contravene, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of, or the creation in any Person of the right to accelerate, terminate, modify or cancel, any obligation or loss of any benefit, result in the creation or imposition of any Lien or Encumbrance (other than Permitted Encumbrances) under or impair any material rights of the Company or any Company Subsidiary or alter any material rights or obligations of a Third Party under (a) any provision of the Charter Documents or the equivalent organizational documents of any of the Company’s Subsidiaries, (b) any Material Contract or (c) any Legal Requirement applicable to the Company or any Company Subsidiary other than the HSR Act and other than Legal Requirements where such Conflict would not reasonably be expected to be material to the operation of the business of the Company or any Company Subsidiary.
     4.6 Consent. Except as set forth on Section 4.6 of the Disclosure Schedule, no consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person is required with respect to, the Company in connection with the execution and delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated thereby, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, or (b) where the failure to obtain such consent, waiver, approval, order or authorization, or to make such notifications, registrations, declarations or filings would not reasonably be expected to be material to the operation of the business of the Company.
     4.7 Taxes
          4.7.1 The Company and the Company Subsidiaries (a) have prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all material Taxes of the Company (including the Company’s Subsidiaries) and such Returns are true and correct in all material respects and have been or will be completed in accordance with all applicable Legal Requirements (b) will prepare and timely file all Returns required to be

*	Confidential treatment requested.

filed by the Company or a Company Subsidiary prior to the Closing Date, and when filed, such Returns shall be true and correct in all material respects and will be completed in accordance with all applicable Legal Requirements, (c) have timely paid in full all Taxes that the Company or a Company Subsidiary is required to pay except for Taxes being contested in good faith in appropriate proceedings and for which adequate reserves have been established on the Financial Statements and (d) will timely pay in full all Taxes that the Company or a Company Subsidiary is required to pay prior to the Closing Date. Neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Return. No claim has ever been made in writing by an authority in a jurisdiction where the Company or any Company Subsidiary does not file Returns that the Company or any Company Subsidiary is or may be subject to taxation in that jurisdiction. There are no security interests or other liens on any of the assets of the Company or any Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Encumbrances.
          4.7.2 The Company and each Company Subsidiary has withheld or paid to the appropriate authorities, with respect to its Employees, stockholders and other Third Parties, all Taxes required to be so withheld or paid, including, without limitation, all U.S. federal, state and non-U.S. income taxes and social security charges and similar fees, such as taxes and fees under the Federal Insurance Contribution Act and Federal Unemployment Tax Act, and has complied in all material respects with all associated reporting and recordkeeping requirements.
          4.7.3 Neither the Company nor any of the Company Subsidiaries has executed any waiver of any statute of limitations on or agreed to or requested any extension of the period for the assessment or collection of any material Tax which such waiver or extension is currently in effect.
          4.7.4 No audit or other examination of any Return of the Company or any of the Company Subsidiaries is currently in progress, nor has the Company or any of the Company Subsidiaries been notified in writing of any request for such an audit or other examination.
          4.7.5 Neither the Company nor any of the Company Subsidiaries had as of the Balance Sheet Date any liabilities for unpaid Taxes which were not reserved on the Financial Statements. The Company has not incurred any Tax liability since the Balance Sheet Date other than in the Ordinary Course of Business.
          4.7.6 The Company has provided or made available to Axcan or its legal counsel copies of all Returns for the Company and the Company Subsidiaries filed after December 31, 2004.
          4.7.7 None of the assets of the Company or any of the Company Subsidiaries is treated as “tax exempt use property,” within the meaning of Section 168(h) of the Code.

*	Confidential treatment requested.

          4.7.8 Neither the Company nor any of the Company Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Return other than an affiliated group consisting of the Company and the Company Subsidiaries, (b) ever been a party to any Tax sharing, indemnification or allocation agreement and (c) ever been subject to any liability for the Taxes of any Person (other than Company or the Company Subsidiaries), under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law (including any arrangement for group or consortium relief or similar arrangement). Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership, other arrangement or contract which could be treated as a partnership for federal income Tax purposes.
          4.7.9 The Company has never been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
          4.7.10 Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code.
          4.7.11 Neither the Company nor any Company Subsidiary has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Legal Requirement by reason of a change in accounting method initiated by it or any other relevant party, and the IRS has not proposed any such adjustment or change in accounting method in writing, nor does the Company or any Company Subsidiary have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or such Company Subsidiary.
          4.7.12 No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Law has been entered into by or with respect to the Company or any Company Subsidiary.
          4.7.13 Neither the Company nor any Company Subsidiary has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) or taken a reporting position on a Return that, if not sustained, would be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign law).
          4.7.14 Except as set forth on Section 4.7.14 of the Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any current or former employee (including any officer), consultant, independent contractor or director of the Company or any Person under common control with the Company (within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, and the regulations thereunder) that, individually or collectively, could give rise directly or indirectly to the

*	Confidential treatment requested.

payment of any amount or the provision of any benefit that would not be deductible pursuant to Section 280G or Section 162 of the Code.
          4.7.15 Neither the Company nor any Company Subsidiary will be required to include in its taxable income in a period after the Closing Date any amount that is attributable to (a) a transaction that is being accounted for under the installment method of Section 453 of the Code or similar provision of state, local or foreign law, (b) the Company or any Company Subsidiary being, or ceasing to be, part of an Affiliated Group or (c) any prepaid amount received or other transaction or event that occurred prior to the Closing Date, other than amounts, transactions or events occurring in the Ordinary Course of Business for which the applicable income amount or Tax liability is reflected on the Financial Statements.
          4.7.16 Neither the Company nor any Company Subsidiary has ever engaged in activities constituting a trade or business or permanent establishment (as defined in the applicable income tax treaty) in a foreign country, and neither the Company nor any Company Subsidiary is required to file Returns or pay Taxes in a country other than the United States.
          4.7.17 Other than Mpex London Limited, none of the Company Subsidiaries is organized under the laws of any jurisdiction outside the United States.
          4.7.18 Section 4.7.18 of the Disclosure Schedule lists all tax holidays and similar tax benefits which have current applicability to the Company and each Company Subsidiary. The Company and each Company Subsidiary is currently in compliance with the requirements for all such tax holidays and similar tax benefits, and have been in compliance since such holiday or benefit was originally claimed by such entity.
          4.7.19 Section 409(A). No stock options, stock appreciation rights or other equity-based awards issued or granted by the Company or any of the Company Subsidiaries are subject to the requirements of Section 409A of the Code or is not in material compliance with Section 409A of the Code.
     4.8 Business Activities.
          4.8.1 Other than as set forth on Section 4.8.1 of the Disclosure Schedule, there is no Contract to which the Company or any of the Company Subsidiaries is a party which has the effect of prohibiting or imposing any restriction on the right or ability of the Company or any of the Company Subsidiaries (A) to compete with, or solicit any customer of, any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, (F) to transact business or deal in any other

*	Confidential treatment requested.

manner with any other Person, or (G) otherwise to engage in any line of business related to the Product.
          4.8.2 Neither the Company nor any of the Company Subsidiaries is currently engaging or plans to engage in any research, development or commercialization efforts directed to products that contain [*] for inhaled or oral use.
     4.9 Intellectual Property.
          4.9.1 Disclosure of Patents. Section 4.9.1 of the Disclosure Schedule lists all of the Patents owned by the Company or any Company Subsidiary included within the Aeroquin™ IP, setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed. Section 4.9.1 of the Disclosure Schedule lists all of the Patents within the Aeroquin™ IP in which the Company or any Company Subsidiary has any right, title or interest (including without limitation interest acquired through a license or other right to use) other than those owned by the Company or any Company Subsidiary, setting forth in each case the jurisdictions in which the Issued Patents have been issued and Patent Applications (each as included within the Aeroquin™ IP) have been filed, and the nature of the right, title or interest held by the Company or any Company Subsidiary, provided however, such list need not include Patents licensed to the Company or any Company Subsidiary under an agreement which does not specifically list the Patents being licensed.
          4.9.2 Disclosure of Trademarks. Section 4.9.2 of the Disclosure Schedule lists all of the Registered Trademarks and domain names and domain name registrations owned by the Company or any Company Subsidiary (each as included within the Aeroquin™ IP), setting forth in each case the jurisdictions in which such Registered Trademarks and domain names and domain name registrations have been registered and applications for registration have been filed and all other Trademarks included within the Aeroquin™ IP owned by the Company or any Company Subsidiary used in connection with the Product or in the conduct of the Company’s business.
          4.9.3 Disclosure of Registered Copyrights. Section 4.9.3 of the Disclosure Schedule lists all of the Registered Copyrights owned by the Company or any Company Subsidiary included within the Aeroquin™ IP, setting forth in each case the jurisdictions in which such Copyrights have been registered and applications for copyright registration have been filed, and lists all Company owned software, middleware and firmware distributed by the Company or any Company Subsidiary included within the Aeroquin™ IP. Section 4.9.3 of the Disclosure Schedule lists all of the Registered Copyrights included within the Aeroquin™ IP in which the Company or any Company Subsidiary has any right, title or interest (including without limitation interest acquired through a license or other right to use), other than those owned by the Company or any Company Subsidiary and other than in Off-the-Shelf Software, setting forth in each case the jurisdictions in which such Registered Copyrights have been registered and applications for Copyright registration have been filed, and the nature of the right, title or interest held by the Company or the Company Subsidiary, provided

*	Confidential treatment requested.

however, such list need not include Registered Copyrights licensed to the Company or any Company Subsidiary in an agreement which does not specifically identify the Copyrights as being Registered Copyrights.
          4.9.4 Ownership of and Right to Use Proprietary Right; No Encumbrances. The Company is the sole and exclusive owner of and has good, valid and marketable title to, free and clear of all IP Encumbrances, (i) all of the Company Owned Proprietary Rights included within the Aeroquin™ IP identified in Sections 4.9.1-4.9.3 of the Disclosure Schedule, (ii) except for Copyrights in Off-the-Shelf Software licensed to the Company and Copyrights licensed to the Company as disclosed in the Disclosure Schedule, all Copyrights in software, middleware, firmware and other works of authorship used or distributed by the Company, and (iii) all Trade Secrets used by the Company in the conduct of its business other than those Trade Secrets included in the Company Licensed Proprietary Rights. The Company and the Company Subsidiaries have a valid, legally enforceable right to use, license, practice and otherwise exploit all Company Licensed Proprietary Rights included within the Aeroquin™ IP identified in Sections 4.9.1-4.9.3 of the Disclosure Schedule and all other Proprietary Rights included within the Aeroquin™ IP used by the Company or any Company Subsidiary, other than those owned by the Company (including without limitation interest acquired through a license or other right to use). The Company and the Company Subsidiaries have sufficient right, title and interest in and to Company Proprietary Rights included within the Aeroquin™ IP necessary to conduct the business of the Company in substantially the same manner as currently conducted or as currently proposed to be conducted by the Company, including the development, manufacture and sale of the Product on a worldwide basis in accordance with the current plans of the Company (A) with no payment obligations to any Person or with respect to any Company Proprietary Rights included within the Aeroquin™ IP other than as set forth in any license agreement listed in Section 4.9.4 of the Disclosure Schedule and (B) to the Company’s Knowledge, without infringing (directly, contributorily, by inducement or otherwise), misappropriating or otherwise violating any Proprietary Rights included within the Aeroquin™ IP of any other Person.
          4.9.5 Disclosure of Proprietary Rights Agreements. Section 4.9.5 of the Disclosure Schedule lists any agreement, contract, license or other arrangement (A) granting any Person any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute the Product, with or without the right to sublicense the same; (B) granting any license of, any covenant not to assert/sue or other immunity from suit under or any other rights to any Company Owned Proprietary Rights included within the Aeroquin™ IP, with or without the right to sublicense the same, granted by the Company or any Company Subsidiary or granted to the Company or any Company Subsidiary (other than licenses granted to the Company or any Company Subsidiary for Off-the-Shelf Software); (C) regarding joint development of the Product; (D) by which the Company or any Company Subsidiary grants any ownership right or title to any Proprietary Rights included within the Aeroquin™ IP or by which the Company or any Company Subsidiary is assigned or granted an ownership interest in any Proprietary Rights included within the Aeroquin™ IP other than agreements with

*	Confidential treatment requested.

employees and contractors that assign or grant to the Company or any Company Subsidiary ownership of Proprietary Rights included within the Aeroquin™ IP developed in the course of providing services by such employees and contractors; (E) under which the Company or any Company Subsidiary grants or receives an option or right of first refusal relating to any Proprietary Rights included within the Aeroquin™ IP; and (F) limiting the Company’s or any Company Subsidiary’s ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of Company Proprietary Rights included within the Aeroquin™ IP or the Product, including without limitation any covenant not to compete;
          4.9.6 Royalties. Other than the [*], neither Company nor any Company Subsidiary has any obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of the ownership, use, exploitation, practice, sale or disposition of Company Proprietary Rights included within the Aeroquin™ IP (or any tangible embodiment thereof) or the reproducing, making, using, selling, offering for sale, distributing or importing the Product;
          4.9.7 Indemnification. Neither the Company nor any Company Subsidiary has entered into any contract, agreement, license or other arrangement to defend, indemnify or hold harmless any Person against any charge of infringement of any Proprietary Rights included within the Aeroquin™ IP, other than indemnification provisions contained in standard sales agreements or agreements with customers or end users arising in the ordinary course of the Company’s business; copies of such indemnification provisions have been made available to Axcan or its counsel;
          4.9.8 No Breach. Neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any other Person is in breach of any contract, agreement, license or other arrangement described in Sections 4.9.5-4.9.7 and neither the Company nor any Company Subsidiary has notified any Person and no Person has notified the Company of any such breach.
          4.9.9 No Joint Ownership. The Company does not jointly own, license or claim any right, title or interest with any other Person of any Company Owned Proprietary Rights included within the Aeroquin™ IP. Except as included as part of the relationship with [*] pursuant to the terms of the [*] and as set forth on Section 4.9.9 of the Disclosure Schedule, no Person other than the Company owns, licenses or, to the Company’s Knowledge, claims any right, title or interest in any Proprietary Right included within the Aeroquin™ IP.
          4.9.10 No Employee Ownership. No current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of the Company or any Company Subsidiary has any right, title or interest in, to or under any Proprietary Rights related to the Product that have not been either (a) irrevocably assigned or transferred to the Company or any Company Subsidiary or (b) licensed (with the right to grant sublicenses) to the Company or any Company Subsidiary under an exclusive, irrevocable, worldwide, royalty free, fully paid and assignable license.

*	Confidential treatment requested.

          4.9.11 No Challenges. Neither the Company nor any Company Subsidiary has received any notice from any Person of any challenge or threatened challenge, nor is there any pending proceeding, or, to the Company’s Knowledge, are there any facts which could give rise to any such challenge, claim, demand or proceeding, which would adversely affect (a) the Company’s or any Company Subsidiary’s right, title or interest in, to or under the Company Proprietary Rights included within the Aeroquin™ IP, (b) any contract, agreement, license or and other arrangement under which the Company or any Company Subsidiary receives any right, title or interest under the Company Proprietary Rights included within the Aeroquin™ IP or restricts in any material respect the use, manufacture, transfer, sale, delivery or licensing by the Company or any Company Subsidiary of any Company Proprietary Rights included within the Aeroquin™ IP or Proprietary Right related the Product, or (c) the validity, enforceability or claim construction of any Patents included within the Aeroquin™ IP.
          4.9.12 No Restrictions. Neither the Company nor any Company Subsidiary is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of the Company Proprietary Rights included within the Aeroquin™ IP by the Company or any Company Subsidiary, the use, manufacture, transfer, sale, importation or licensing of the Product, or which might affect the validity, use or enforceability of any Company Proprietary Rights included within the Aeroquin™ IP.
          4.9.13 No Infringement by Other Persons. No Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Owned Proprietary Right included within the Aeroquin™ IP or, to the Company’s Knowledge, any Company Licensed Proprietary Right included within the Aeroquin™ IP that is exclusively licensed to the Company. There is no unauthorized use, disclosure or misappropriation of the Company Proprietary Rights included within the Aeroquin™ IP by any Person, including without limitation any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of the Company or any Company Subsidiary. Section 4.9.13 of the Disclosure Schedule accurately identifies in all material respects each written or electronic communication or correspondence that has been sent or otherwise delivered by or to any party to a Contract listed or required to be listed in Sections 4.9.5-4.9.8 of the Disclosure Schedule, or any officers, directors, employees, partners, accountants, auditors, attorneys, advisors, representatives and other agents of any such other party to such a Contract, regarding any actual, alleged or suspected infringement or misappropriation of any Company Owned Proprietary Right included within the Aeroquin™ IP or, to the Company’s Knowledge, any Company Licensed Proprietary Right that is exclusively licensed to the Company and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.
          4.9.14 Copyrights and Trademarks. All Registered Copyrights, Registered Trademarks and domain names owned by the Company or any Company Subsidiary (each as related to the Product) and all Registered Copyrights, Registered

*	Confidential treatment requested.

Trademarks and domain names exclusively licensed to the Company or any Company Subsidiary (each as related to the Product) (A) have been duly filed or registered (as applicable) with the applicable Governmental Entity, and maintained, including the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements or the appropriate jurisdictions, (B) have not lapsed, expired or been abandoned and (C) except as set forth on Section 4.9.14 of the Disclosure Schedule, have no opposition proceedings commenced in relation thereto in any jurisdictions in which such procedures are available, nor does there exist any fact that could lead to any such opposition.
          4.9.15 Proceedings. There are no claims or actions, suits, litigation, arbitration, proceedings (including any civil, criminal, administrative, investigative or appellate proceeding), hearings, inquiries, audits, examinations or investigations commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel asserting that: (A) any Person bound by a Contract affecting or relating to the protection or disclosure of the Company Proprietary Rights included within the Aeroquin™ IP has breached such Contract; (B) any Person has acquired, disclosed or misused Company Proprietary Rights, Trade Secrets or the Product in violation of any such Contract (each as included within the Aeroquin™ IP); or (C) any Person has acquired, disclosed or misused Company Proprietary Rights, Trade Secrets or the Product in violation of any Legal Requirement (each as included within the Aeroquin™ IP).
          4.9.16 Patents. Neither the Company nor any Company Subsidiary has received any notice of any inventorship challenge, interference, invalidity or unenforceability with respect to Patents included within the Aeroquin™ IP. To the best of the Company’s Knowledge, neither the conduct of the Company’s businesses as conducted on and prior to the Effective Date with respect to the Product and as proposed to be conducted by the Company with respect to the Product infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of Proprietary Rights of any Person. Neither the Company nor any Company Subsidiary has received notice from any Person regarding an asserted or threatened claim, nor to the Company’s Knowledge are there any facts which could give rise to a claim nor has the Company or any Company Subsidiary received any notification, that the business of the Company with respect to the Product infringes, constitutes contributory infringement, inducement to infringe, misappropriation or unlawful use of Proprietary Rights of any Person. No Person has notified the Company or any Company Subsidiary in writing that the Company or any Company Subsidiary requires a license to any of Person’s Proprietary Rights for the purpose of developing, making, using or selling the Product. No claim or adversarial action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel has been made, brought or threatened against the Company or any Company Subsidiary, an employee of the Company or any Company Subsidiary, or any other Person identified or required to be identified on Section 4.9 of the Disclosure

*	Confidential treatment requested.

Schedule (A) involving any Company Proprietary Right included within the Aeroquin™ IP or (B) asserting that the Company or any Company Subsidiary, an employee of the Company or any Company Subsidiary or any other Person has breached any Contract affecting or relating to the protection or disclosure of the Product, or otherwise improperly disclosed, acquired or misused a trade secret, that, if adversely determined, could reasonably be expected to materially and adversely affect the development, manufacturing, use, distribution or sale of the Product. With respect to the Product and the Proprietary Rights embodied in the Product: (A) neither the Company nor any Company Subsidiary has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Proprietary Right related of any other Person, and (B) none of the parties to any of the Contracts listed or required to be listed on Sections 4.9.1-4.9.20 of the Disclosure Schedule has, pursuant to such Contract, with respect to their activities related to the Company or any Company Subsidiary or the Product, infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Proprietary Right of any other Person. Neither the Company or any Company Subsidiary has received any notification that the Product (or the Proprietary Rights embodied in the Product) or the business of the Company related to the Aeroquin™ IP infringes, constitutes contributory infringement, inducement to infringe, misappropriation or unlawful use of Proprietary Rights of any Person.
          4.9.17 Trademarks and Copyrights. There does not exist any material fact with respect to the Trademarks related to the Product that would (i) preclude the issuance of any Registered Trademarks from any such trademark applications, or (ii) render any such Trademarks invalid or unenforceable. The Company has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain Trademarks related to the Product in which the Company or any Company Subsidiary has any right, title or interest and otherwise to maintain and protect the full value of all such Trademarks. There does not exist any material fact with respect to any Copyrights included within the Aeroquin™ IP that would (i) preclude the issuance of any Registered Copyright from any such copyright applications, or (ii) render any such Copyrights invalid or unenforceable.
          4.9.18 Trade Secrets. The Company has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets related to the Product in which the Company or any Company Subsidiary has any right, title or interest and otherwise to maintain and protect the full value of all such Trade Secrets. Neither the Company nor any Company Subsidiary has not disclosed any Trade Secrets related to the Product in which the Company has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any Person without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use thereof. All use, disclosure or appropriation of any Trade Secret related to the Product not owned by the Company or any Company Subsidiary has been pursuant to the terms of a written agreement between the Company or any Company Subsidiary and the owner of such Trade Secret, or is otherwise lawful. Neither the Company nor any Company Subsidiary has received any notice from a Third Party that there has been an unauthorized use or disclosure of any Company Trade

*	Confidential treatment requested.

Secrets included within the Aeroquin™ IP. No Person that has received any Trade Secrets included within the Aeroquin™ IP from the Company or any Company Subsidiary has refused to provide to the Company or any Company Subsidiary, after the Company’s or any Company Subsidiary’s request therefore, a certificate of return or destruction of any documents or materials containing such Company Trade Secrets.
          4.9.19 Employees. All current and former employees of the Company and each Company Subsidiary, including without limitation those who are or were involved in, or who have contributed to, the creation or development of any Proprietary Rights included within (or that would, assuming such a written agreement has been executed and delivered to the Company, be included within), the Aeroquin™ IP or the Product have executed and delivered to the Company or a Company Subsidiary a written agreement (containing no exceptions to or exclusions from the scope of its coverage) regarding the protection of proprietary information and the irrevocable assignment to the Company or a Company Subsidiary of any Proprietary Rights arising from services performed by such Persons, that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Axcan. No current or former employee is in violation of any term of any such agreement, including without limitation any patent disclosure agreement or other employment contract or any other contract or agreement relating to the relationship of any such employee with the Company or any Company Subsidiary.
          4.9.20 Contractors. All current and former consultants and independent contractors to the Company and each Company Subsidiary, including without limitation those who are or were involved in, or who have contributed to, the creation or development of any Proprietary Rights included within (or that would, assuming such a written agreement has been executed and delivered to the Company or the Company Subsidiary, be included within) the Aeroquin™ IP or the Product have executed and delivered to the Company a written agreement (containing no exceptions to or exclusions from the scope of its coverage) regarding the protection of proprietary information and the irrevocable assignment to the Company or the Company Subsidiary of any Proprietary Rights arising from services performed by such Persons, that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered by the Company to Axcan. No current or former consultant or independent contractor is in violation of any term of any such agreement, including without limitation any patent disclosure agreement or any other contract or agreement relating to the relationship of any such consultant or independent contractor with the Company or a Company Subsidiary.

*	Confidential treatment requested.

     4.10 Agreements, Contracts and Commitments. For purposes of this Agreement, “Contract” shall mean any written or oral contract, agreement, purchase or sale order, instrument, license, commitment, undertaking or similar arrangement in each case relating to the Product or the Aeroquin™ IP. Except as set forth on Sections 4.10.1-4.10.23 of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to, or is bound by:
          4.10.1 [intentionally omitted]
          4.10.2 any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson (other than “at will” employment agreements entered into in the Ordinary Course of Business that do not provide for severance payments, a notice period upon termination, change of control payments or acceleration of obligations (including vesting of options or otherwise)) involving future payments in excess of [*];
          4.10.3 any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan (A) relating to the sale, issuance, grant, exercise, award, purchase or redemption of any shares of Company Capital Stock or any other securities of the Company or any of the Company Subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants, or other rights therefor, or (B) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
          4.10.4 any fidelity or surety bond or completion bond;
          4.10.5 any lease of personal property having a value in excess of [*] individually or [*] in the aggregate;
          4.10.6 any agreement of guaranty;
          4.10.7 any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of [*] individually or [*] in the aggregate;
          4.10.8 any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;
          4.10.9 any material mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

*	Confidential treatment requested.

          4.10.10 any purchase order or contract for the purchase of materials involving payments in excess of [*] individually or [*] in the aggregate;
          4.10.11 any partnership, dealer, distribution, joint marketing, joint venture, joint development, strategic alliance, affiliate, or development agreement or similar agreement, including, without limitation, any Contract pursuant to which the Company or any Company Subsidiary grants or has granted to any person the right to manufacture, develop or market the Product or any product containing levofloxacin compound;
          4.10.12 any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company or any of the Company Subsidiaries involving payments in excess of [*] individually or [*] in the aggregate;
          4.10.13 any Contract limiting in any respect the right of the Company or any of the Company Subsidiaries to engage or participate, or compete with any person, in any line of business, market or geographic area, or to make use of any Proprietary Rights, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights or terms to any person, or any Contract otherwise limiting the right of the Company or any of the Company Subsidiaries to sell, distribute or manufacture the Product;
          4.10.14 any Contract with any clinical research organization providing clinical trial services for any clinical trial for any product containing inhaled levofloxacin compound;
          4.10.15 any Contract that would require the consent of any Person in order to consummate any of the transactions contemplated by this Agreement, the Development Agreement, the Merger Agreement or the License Agreement;
          4.10.16 any Contract (other than Contracts evidencing Company Options or Company Warrants) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase, redeem, put or call, any securities;
          4.10.17 any Contract relating to the creation of any Encumbrance (other than Permitted Encumbrances) with respect to any material asset of the Company or any Company Subsidiary;
          4.10.18 any Contract providing for the sharing of revenues, profits, losses, costs, assets or liabilities;

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          4.10.19 any Contract (A) containing “standstill” or similar provisions relating to transactions involving the acquisition, disposition or other transfer of assets or securities of the Company or any Company Subsidiary, or (B) providing any right of first negotiation, right of first refusal or similar right to any Person;
          4.10.20 any material Contract related to the Product not already required to be listed in Section 4.10;
          4.10.21 any Contract with any Governmental Entity (a “Government Contract”) or any material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation in all material respects of the Company’s business;
          4.10.22 any settlement or litigation “standstill” agreement; or
          4.10.23 any other Contract, if a breach of such Contract or the termination of such Contract would reasonably be expected to have or result in a Material Adverse Effect.
          True and complete copies of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 4.10 (each a “Material Contract” and collectively, the “Material Contracts”) have been made available to Axcan. Each Material Contract to which the Company or any of the Company Subsidiaries is a party or any of its properties or assets (whether tangible or intangible) is subject is a legally valid and binding agreement of the Company or its Subsidiary, enforceable against the Company or the Company Subsidiaries in accordance with its terms, and is in full force and effect with respect to the Company or its Subsidiary, subject to (i) Laws of general application relating to bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights and the relief of debtors and (ii) rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company and the Company Subsidiaries are in material compliance with and have not materially breached, violated or defaulted under, or received written notice or notice via electronic mail that it has materially breached, violated or defaulted under, any of the terms or conditions of any such Material Contract. To the Knowledge of the Company, no party obligated to the Company pursuant to any such Material Contract has breached, violated or defaulted under such Material Contract, or taken any action or failed to act, such that, with the lapse of time, giving of notice or both, such action or failure to act would constitute such a breach, violation or default under such Material Contract by any such other party. There is no event or circumstance that with notice or lapse of time, or both, would be reasonably likely to (i) constitute a default by the Company or any Company Subsidiary or (to the knowledge of the Company) any other party under any Material Contract, (ii) result in a material violation or breach of any of the provisions of any Material Contract by the Company or any Company Subsidiary or (to the knowledge of the Company) any other party, (iii) give the Company or any Company Subsidiary or (to the knowledge of the Company) any other Person the right to declare a default or exercise any remedy under any Material Contract, (iv) give the Company or any Company Subsidiary or (to the knowledge of the Company) any other Person

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the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (v) give the Company or any Company Subsidiary or (to the knowledge of the Company) any other Person the right to accelerate the maturity or performance of any Material Contract, or (vi) give the Company or any Company Subsidiary or (to the knowledge of the Company) any other Person the right to cancel, terminate or modify any Material Contract.
          Except as set forth in Sections 4.10.1-4.10.23 of the Disclosure Schedule, each Contract with a clinical research organization providing clinical trial services is terminable and may be discontinued by the Company at will (upon delivery of notice of not more than 90 calendar days) without penalty or cost (other than reimbursement for previously incurred or committed expenses) in connection with the termination by the Company of the applicable research program to which such Contract relates or the preclinical or clinical development program to which such Contract relates. Each of the Contracts entered into to establish a clinical trial at any clinical site conforms in form substantially with the standard form used by the Company as of the date of such Contract. To the knowledge of the Company, there has not been any Material Adverse Effect to any clinical trial conducted by the Company or any Company Subsidiary resulting in whole or in part from the breach of any such Contracts by the clinical site or sponsor participating therein under any such Contracts.
Sections 4.10.1-4.10.23 of the Disclosure Schedule sets forth all Company Contracts that relate to the Company’s license and development rights to the Product (the “Product Contracts”), and all such Product Contracts are valid, binding and enforceable (except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies) in accordance with their terms against the Company, and, to the knowledge of the Company, each other party thereto, and are in full force and effect; neither the Company nor any Company Subsidiary has received any notice or other communication (in writing or, to the knowledge of the Company, otherwise) regarding any actual or possible violation or breach of, or default under any Product Contract, and the Company has not waived any of its material rights under any Product Contract; the Company has made available accurate and complete copies of each written Product Contract to Axcan; and neither the execution, delivery or performance of this Option Agreement, the Development Agreement and the Merger Agreement, nor the transactions contemplated thereunder will constitute or give rise to a default under any Product Contract or require the Consent of any other party to any Product Contract, except for those Consents included in the list on Sections 4.10.1-4.10.23 of the Disclosure Schedule.
     4.11 Governmental Authorization.
          4.11.1 The Company and each Company Subsidiary has all material permits, licenses, certificates, franchises, permissions, variances, clearances, registrations, designations, qualifications or authorizations issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement required for the operation of the business of the Company, in each case as related to the Product and the Aeroquin™ IP and as currently conducted and as proposed to be conducted and such Authorizations are in full force and effect. All regulatory filings made with respect to the Product, have been accurate and

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complete and have complied in all material respects with all applicable Legal Requirements. All clinical trials of the Product, have been and are being conducted by the Company or any Company Subsidiary according to the applicable Legal Requirements in all material respects, together with appropriate monitoring of clinical investigator trial sites for their compliance. The Company has provided to Axcan copies of all regulatory filings and all material communications related to the Aeroquin™ IP between representatives of the Company or any Company Subsidiary and any regulatory agency or other Governmental Entity.
          4.11.2 The Product has been and is being developed, tested, manufactured, labeled, stored and distributed in compliance in all material respects with all applicable Legal Requirements, including those relating to investigational use, premarket clearance, good manufacturing practices, good clinical practices, good laboratory practices, recordkeeping, filing of reports and security.
          4.11.3 The Company has made available to Axcan (i) accurate and complete copies of each IND related to the Product and each similar state or foreign regulatory filing made on behalf of the Company related to the Product, including all related supplements, amendments and annual reports, and (ii) all material correspondence received from the FDA or any other Governmental Entity that concerns the Product. The Company has accurately described in all material respects to Axcan the nature and content of all material verbal communications with representatives of the FDA and any other Governmental Entities that could reasonably be expected to materially affect the prospect for approval of the Product.
          4.11.4 Based on the facts and circumstances Known by the Company as of the Effective Date, the Company believes that EU Approval and US Approval could reasonably be obtained on the schedule, and for the target patient population contemplated by, the Development Plan (as defined in the Development Agreement) in effect as of the Effective Date, a copy of which is attached as Exhibit A to the Development Agreement.
          4.11.5 The Company has made available to Axcan in an accurate and complete manner, (i) all clinical data from completed clinical trials (including all adverse events) known to the Company regarding the Product and (ii) a complete set of adverse events and serious adverse events known to the Company related to currently ongoing clinical trials as of [*].
          4.11.6 As related to the Product, neither the Company nor any Company Subsidiary has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement or failed to make a statement, that (in any such case) establishes a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Entity to invoke any similar policy. Neither the Company

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nor any Company Subsidiary has (as related to the Product), and no officer, employee or agent of the Company or any Company Subsidiary or principal investigator or sub-investigator of any clinical investigation sponsored by the Company or any Company Subsidiary has, on account of actions taken for or on behalf of the Company or any Company Subsidiary as related to the Product, been convicted of any crime under 21 U.S.C. Section 335a(a) or any similar state or foreign Legal Requirement or under 21 U.S.C. Section 335a(b) or any similar state or foreign Legal Requirement.
          4.11.7 The Product has not been recalled, suspended or discontinued as a result of any action by the FDA or any other Governmental Entity. No clinical trial of the Product has been suspended, put on hold or terminated prior to completion, and no IND for the Product has been suspended, withdrawn, rejected or refused, in each case, as a result of any action by the FDA or any other Governmental Entity or voluntarily by the Company based on serious adverse effects on human health. Neither the Company nor any Company Subsidiary nor any of its collaborators has received any written notice or other communication indicating that the FDA or any other Governmental Entity has commenced or threatened to initiate any action to withdraw approval, terminate clinical development, request the recall of the Product, or to enjoin or place any material restriction on the production, sale, marketing, reimbursement or testing of the Product.
     4.12 Litigation.
          4.12.1 There is no claim or action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel pending or threatened against the Company or any Company Subsidiary, their properties (tangible or intangible) or, any of their officers or directors, or affecting its business or any of its assets.
          4.12.2 To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any claim or action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel against the Company or any Company Subsidiary.
          4.12.3 (i) There is no Order to which the Company or any Company Subsidiary, or any of the material assets owned or used by the Company or any Company Subsidiary, is subject; (ii) to the Knowledge of the Company, none of the Stockholders is subject to any Order that relates to the business of the Company or to any of the material assets owned or used by the Company or any Company Subsidiary; and (iii) to the knowledge of the Company, no officer or key employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any

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conduct, activity or practice relating to the business of the Company or any Company Subsidiary.
     4.13 Compliance with Laws. As related to the Product, the Company and each Company Subsidiary has materially complied with all Legal Requirements applicable to it and is not in violation of, and has not received any written notices of violation with respect to such Legal Requirements, including any applicable licenses and permits for the export of the Product. As related to the Product, neither the Company nor any Company Subsidiary has been advised in writing that it is not conducting business in compliance with all applicable Legal Requirements, including, without limitation, the rules and regulations of the Food and Drug Administration of the U.S. Department of Health and Human Services or any other Governmental Entity. The studies, tests and preclinical or clinical trials conducted by or at the direction of or sponsored by the Company or any Company Subsidiary as related to the Product were and, if still pending, are being, conducted in all material respects in accordance with all Legal Requirements, experimental protocols, procedures and controls (including, without limitation, those administered by the FDA or any other Governmental Entity) pursuant to, where applicable, accepted professional scientific standards. As related to the Product, neither the Company nor any Company Subsidiary has received any notices or correspondence from the FDA or any other Governmental Entity mandating the termination, suspension or material modification of any Company Studies or Trials. As related to the Product, the Company and the Company Subsidiaries have established and administer a compliance program (including a written compliance policy) applicable to the Company and each Company Subsidiary, to assist the Company, each Company Subsidiary and their directors, officers and employees in complying with applicable regulatory guidelines (including, without limitation, those administered by the FDA and any other Governmental Entity).
     4.14 Representations and Warranties of Axcan. Axcan (meaning, for purposes of this Section, Acquiror with respect to itself and Sub with respect to itself) hereby represents, warrants and covenants to the Company, as of the Effective Date, that:
          4.14.1 Axcan is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
          4.14.2 Axcan has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;
          4.14.3 this Agreement has been duly executed and delivered on behalf of Axcan, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;
          4.14.4 the execution, delivery and performance of this Agreement by Axcan does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over Axcan;

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          4.14.5 no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements except as may be required under the Merger Agreement, as applicable, or to obtain HSR clearance; and
          4.14.6 Axcan has or will have sufficient funds to enable Axcan to consummate the transactions contemplated hereby, the Merger Agreement and the Development Agreement, including all payments hereunder and thereunder and fees and expenses of Axcan relating to the transactions contemplated hereby and thereby when due.
ARTICLE 5
COVENANTS OF THE PARTIES
     5.1 Covenants of the Company. From and after the date of this Agreement and continuing until the earlier of (a) the end of the Term and (b) the termination of this Agreement, except to the extent (i) expressly provided in this Agreement, the Development Agreement or the Merger Agreement, (ii) as consented to in advance in writing by Axcan [*], (iii) [*] relating to assets, liabilities and employees that will not remain with the Company following the Divestiture (including Cash) or (iv) for actions taken to effect the Divestiture, the Company shall conduct its business and operations in the Ordinary Course of Business, and shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company. By way of example and not limitation, the Company shall not, and the Company shall not permit any Company Subsidiary to, do any of the following (subject to the exceptions set forth in clauses (i) through (iv) of the preceding sentence):
          5.1.1 Charter Documents. Cause or permit any amendments to the Company Certificate of Incorporation or the Company Bylaws or any Company Subsidiary’s certificate of incorporation or bylaws or equivalent organizational or governing documents;
          5.1.2 Dividends; Changes in Capital Stock. Declare, set aside, or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock (or other equity interests), or split, subdivide, combine or reclassify any of its capital stock (or other equity interests) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (or other equity interests), or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or other equity interests); provided, however, notwithstanding the above, the Company may: (i) repurchase, redeem or acquire Company Capital Stock from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in

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connection with any termination of service as in effect on the Effective Date so long as any such repurchase, redemption or acquisition shall not be funded by Development Cash, (ii) distribute cash to Spinco, (iii) distribute Cash at the Company’s discretion and (iv) distribute Spinco capital stock to Company Stockholders;
          5.1.3 Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of any shares of capital stock (or other equity interests) or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares (or other interests) or other convertible securities, other than: (i) the issuance of shares of Company Capital Stock pursuant to the exercise in accordance with their terms of Company Options, Company Warrants or other rights outstanding as of the Effective Date; and (ii) in the case of the Company only, the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts (as defined in the Merger Agreement rather than as defined herein) providing for the repurchase of shares in connection with any termination of service (collectively, the “Allowed Securities Issuances and Repurchases”);
          5.1.4 Dispositions. Sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its properties or assets, other than the Divesture and sales in the Ordinary Course of Business consistent with its past practice or enter into any Contract with respect to the foregoing;
          5.1.5 Indebtedness. Other than with respect to any Indebtedness owed to Axcan or its Affiliates, incur any Indebtedness, or guarantee or endorse, or otherwise as an accommodation become responsible for, any obligation in excess of [*] of any Person, or make any loans or cash advances in excess of [*] to any Person, or enter into or amend any Contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1.5;
          5.1.6 Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of [*] individually or [*] in the aggregate, in each case, other than as provided for in the Development Plan (as defined in the Development Agreement);
          5.1.7 Insurance. Except as contemplated by Section 5.10 of the Merger Agreement, materially change the amount of any insurance coverage naming the Company or any Company Subsidiary as a beneficiary or loss payee to be cancelled or terminated;
          5.1.8 Employee Benefit Plans; Severance; Pay Increases. (i) Adopt or amend any employee severance or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of

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such plan under the Code, or (ii) pay any material bonus to any employee or non-employee director or consultant or materially increase the salaries, wage rates or fees of its employees or consultants (other than in the Ordinary Course of Business or pursuant to plans, policies or Contracts in effect on the Effective Date or the Contemplated Bonuses), or (iii) except as required by applicable Legal Requirement or the terms of an agreement existing on the Effective Date or contemplated hereby or disclosed hereunder, increase the compensation, bonus or other benefits payable or to become payable to any of the Company’s or Company Subsidiaries’ officers, directors or employees, grant any severance or termination pay or rights to, or enter into any employment or severance agreement with, any of the Company’s or Company Subsidiaries’ officers, directors or employees, increase any benefits payable under existing severance or termination pay policies or employment agreements, except for compensation and benefits increases in the Ordinary Course of Business;
          5.1.9 Lawsuits; Settlements. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, or (iii) for a breach of this Agreement, the Merger Agreement or the Development Agreement;
          5.1.10 Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;
          5.1.11 Accounting. Change accounting methods or practices or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the Ordinary Course of Business), except in each case as required by changes in GAAP or Legal Requirements;
          5.1.12 Billing and Collection Practices. Accelerate collection of any accounts receivable or delay payment of any accounts payable, except in the Ordinary Course of Business or with respect to payments that the Company or Company Subsidiary is contesting in good faith;
          5.1.13 Encumbrances. Except in the Ordinary Course of Business, place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any material assets of the Company;
          5.1.14 Liquidation; Reorganization. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than, with respect to the Company, the Merger and the Divestiture);

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          5.1.15 Taxes. File any Return, make, revoke or change any Tax election or settle or compromise any Tax liability; amend any Return; change (or make a request to any taxing authority to change) any aspect of the Company’s or Company Subsidiaries’ methods of accounting or methods of reporting income or deductions for Tax purposes, or accounting practices or policies from those employed in the preparation of the most recent Returns filed prior to the Effective Date; file any combined, consolidated or unitary Return with Spinco; or take any action which may cause a reduction in (i) the tax attributes of the Company or any Company Subsidiary, including but not limited to, net operating losses, orphan drug tax credits and R&D tax credits, as such attributes exist as of the Effective Date, or (ii) tax deductions arising as a result of any compensatory payments or stock option exercises occurring in contemplation of the transactions described herein, on the Effective Date, or after the Effective Date; or enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing or similar agreement;
          5.1.16 IND. Transfer or grant a right of reference to any Investigational New Drug Application (“IND”) or similar state or foreign regulatory filing of the Company;
          5.1.17 Intellectual Property. Permit (as part of a settlement or otherwise) (i) any of the Company’s Trade Secrets that are material to the business or operations of the Company to be disclosed, other than under appropriate non-disclosure agreements, (ii) any of the Company Patents, Registered Copyrights or Registered Trademarks that is material to the business or operations of the Company to be abandoned or allowed to lapse, or (iii) any other material Intellectual Property rights of the Company to become unavailable to the Company on the same terms and conditions as such rights were available to the Company as of the Effective Date;
          5.1.18 Real Property. Purchase or lease any real property.
          5.1.19 Governmental Authorizations. Terminate or fail to renew any Governmental Authorization that is required for continued operations;
          5.1.20 Collective Bargaining Agreements. Enter into any collective bargaining agreement or union contract with any labor organization or union;
          5.1.21 Material Contracts. Terminate, cancel, or agree to any material and adverse change in, or enter into, any Material Contract, except in the Ordinary Course of Business;
          5.1.22 Joint Ventures. Enter into any joint venture agreements, partnership agreement or other similar agreement;
          5.1.23 Certain Licenses. Except for activities conducted pursuant to the Development Agreement or the GSK Agreement, conduct, participate in, license, or fund, directly or indirectly, alone or with a Third Party, research or development with respect to, or commercialize any quinolone antibiotic product for inhaled use;

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          5.1.24 Contracts. Execute or otherwise enter into any Contract, that if in existence on the Effective Date, would be disclosed in the Disclosure Schedule pursuant to Section 4.10, except as permitted by Section 4.7.2 of the Development Agreement;
          5.1.25 Other. Take or agree to take or otherwise cause to be taken, any of the actions described in this Section 5.1.
     5.2 Confidentiality; Public Disclosure.
          5.2.1 The Parties acknowledge that Axcan and the Company have previously executed Confidential Disclosure Agreements dated [*] and [*] (the “Confidentiality Agreements”) which shall continue in full force and effect in accordance with their respective terms.
          5.2.2 On the Effective Date, the Parties shall jointly issue a public announcement of the execution of this Agreement, the Merger Agreement, the Development Agreement and the License Agreement in such form as separately agreed upon between the Parties. Neither Party shall issue any press release or make any other public disclosure regarding this Agreement, the Merger Agreement, the Development Agreement or the License Agreement, or the Parties’ activities hereunder or thereunder, or any results or data arising hereunder or thereunder, except (a) with the other Party’s prior written consent (which consent shall not be unreasonably withheld), (b) as reasonably necessary to comply with all applicable national securities exchange listing requirements or laws, rules or regulations or (c) as otherwise permitted in accordance with this Section 5.2 and the Merger Agreement. Each Party agrees to provide to the other Party a copy of any public announcement or disclosure regarding this Agreement, the Merger Agreement, the Development Agreement or the License Agreement or the subject matter hereof or thereof as soon as reasonably practicable under the circumstances prior to such public announcement’s or disclosure’s scheduled release, and, absent extraordinary circumstances, at least three (3) Business Days prior to such public announcement’s or disclosure’s scheduled release. Each Party shall have the right to expeditiously review and recommend changes to any such announcement or disclosure and, except as otherwise required by laws, rules or regulations, the Party whose announcement has been reviewed shall remove any Confidential Information of the reviewing Party that the reviewing Party reasonably deems to be inappropriate for disclosure. The principles to be observed by the Parties in any such permitted public disclosures with respect to this Agreement, the Merger Agreement, the Development Agreement or the License Agreement shall be: accuracy and completeness, the requirements of confidentiality under this Section 5.2 and the Merger Agreement, and the normal business practice in the pharmaceutical and biotechnology industries for disclosures by companies comparable to the Parties. Notwithstanding the foregoing, to the extent information regarding this Agreement, the Merger Agreement, the Development Agreement or the License Agreement has already been publicly disclosed other than through any act or omission of a Party in breach of this Agreement, the Merger Agreement, the Development Agreement or the License Agreement, either Party may

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subsequently disclose the same information to the public without the consent of the other Party. Each Party shall be permitted to disclose the terms of this Agreement, the Merger Agreement, the Development Agreement or the License Agreement, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement and the Merger Agreement, to any actual or potential acquirers, merger partners, and professional advisors.
     5.3 Regulatory Approvals.
          5.3.1 The Company shall, if required under the Antitrust Laws and requested by Axcan, (i) no later than sixty (60) calendar days following the execution of this Agreement, make the initial filing required from the Company under the HSR Act in connection with the consummation of the Merger and the other transactions contemplated hereby; and (ii) as promptly as practicable following the execution of this Agreement, execute and file or, if appropriate, join in the execution and filing of, the applications, notifications, and other documents required for the lawful consummation of the Merger and the other transactions contemplated hereby under the Antitrust Laws of the jurisdictions identified in Section 5.3 of the Disclosure Schedule. Axcan shall (x) on the same day as the Company makes the initial filing, if any, required under clause (i) above, make Axcan’s initial filing under the HSR Act in connection with the consummation of the Merger and the other transactions contemplated hereby; and (y) as promptly as practicable following the execution of this Agreement, execute and file or, if appropriate, join in the execution and filing of, the applications, notifications, and other documents relating to all filings that Axcan requests the Company to make under clause (ii) above. [*] shall pay all filing fees associated with the above filings, applications, or notifications, if any; provided, however, in the event a filing is required under the HSR Act solely because [*], such fees shall be [*]. If requested by Axcan, the Company shall use commercially reasonable efforts to promptly obtain, and to cooperate with Axcan to promptly obtain, all authorizations, approvals, clearances, consents, actions, or non-actions of any Governmental Entity in connection with the above filings, applications, or notifications; provided, that Axcan shall use commercially reasonable efforts to promptly obtain the same. The Company shall promptly inform Axcan of any material communication between the Company (including its representatives, counsel, or consultants) and any Governmental Entity regarding any of the transactions contemplated hereby. If the Company or any Affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Merger or the other transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Axcan, as the purchaser, shall, if it so elects, lead all efforts to obtain any clearance, waiver, approval or authorization from any Governmental Entity that is necessary to enable the parties to consummate the Merger or the other transactions contemplated hereby and by the Merger Agreement, but shall consider in good faith the views of the Company.
          5.3.2 Axcan shall promptly inform the Company of any material communication between Axcan (including its representatives, counsel, or consultants)

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and any Governmental Entity regarding any of the transactions contemplated hereby. If Axcan or any Affiliate of Axcan receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Axcan shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Axcan shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Company.
          5.3.3 The Company and Axcan shall, to the extent permissible, promptly furnish the other with copies of notices or other communications between the Company (including its representatives, counsel and any Company Subsidiary) or Axcan (including its representatives, counsel and Subsidiaries), as the case may be, and any Third Party and/or Governmental Entity with respect to such transactions. The Company and Axcan shall keep each other timely apprised of any inquiries or requests for additional information from any Governmental Entity pursuant to any Antitrust Law, to the extent permissible, and shall comply promptly with any such reasonable inquiry or request. The Company, on the one hand, and Axcan, on the other hand, shall permit counsel for the other reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. To the extent permitted by the relevant Governmental Entity, each of Company, the Axcan, and their respective Subsidiaries and Affiliates shall permit each other (including each other’s representatives, counsel, or consultants) to attend meetings with a Governmental Entity relating to the transactions contemplated by this Agreement; provided however the Company shall not participate in any discussion or meeting with the relevant Governmental Entity to the extent such discussion or meeting involves an unrelated transaction or confidential information of a third party.
     5.4 No Negotiations. From and after the Effective Date and continuing until the earlier of: (a) the end of the Term; (b) the termination of this Agreement; or (c) the Closing of the Merger, the Company shall not (and the Company shall ensure that none of the Company Subsidiaries and none of the Representatives of the Company or any of the Company Subsidiaries shall), directly or indirectly: (a) solicit, facilitate or encourage the initiation of any inquiry, proposal or offer from any Person (other than Axcan) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Axcan) relating to or in connection with a possible Acquisition Transaction; or (c) consider, entertain or accept any proposal or offer from any Person (other than Axcan) relating to a possible Acquisition Transaction. The Company shall promptly notify Axcan in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction (including the identity of the Person making or submitting such inquiry, proposal or offer, and the terms thereof) that is received by or on behalf of the Company, any Company Subsidiary or any of the stockholders of the Company during the period referred to in the preceding sentence. “Acquisition Transaction” shall mean any transaction (other than and not including Allowed Securities Issuances, Repurchases and matters related to the Divestiture) involving: (a) the sale, license, disposition or acquisition of all or a substantial portion of the business or assets of the Company or any Company Subsidiary; (b)

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the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company or any Company Subsidiary, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or any Company Subsidiary, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any Company Subsidiary; or (c) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company or any Company Subsidiary.
     5.5 Covenant of Axcan. From and after the date of this Agreement and continuing until the earlier of (a) the end of the Term and (b) the termination of this Agreement, Axcan shall not, without the prior written consent of the Company, undertake any action the primary intent and purpose of which is (i) to delay the US Approval or EU Approval without good reason (it being understood that inability or unwillingness to pay alone shall not constitute “good reason” and that, by way of example and without limitation, material safety issues and/or flawed trials shall constitute “good reason”), or (ii) to materially reduce the patient size of the MPEX-207 and/or MPEX-209 Phase 3 Clinical Trials (as set forth in the Development Plan) without good reason. It shall not be a breach of the foregoing covenant for Axcan to take an action that would reasonably be expected to result in a delay of US Approval or EU Approval or in a reduction of the patient size of the MPEX-207 and/or MPEX-209 Phase 3 Clinical Trials (as set forth in the Development Plan) if Axcan takes such action with good reason or with a different primary intent or purpose.
     5.6 Patent Prosecution and Maintenance.
          5.6.1 Primary Prosecution Rights. As between the Parties and subject to Section 5.6.2, Axcan shall have the right, at its expense, to control the Prosecution and Maintenance, using counsel of its choice, of all Patents within the Aeroquin™ IP and Development IP (the “Product Patents”).
          5.6.2 Secondary Prosecution Rights. At Axcan’s reasonable request and expense (including authorities’ fees and attorneys’ fees), the Company will assist Axcan in obtaining any patent term extensions of the Product Patents in the Territory or to file new Patent applications in the Territory. If Axcan determines not to (i) timely expand the Product Patents by filing additional applications in any country, or (ii) continue to prosecute any Patent application with the Product Patents, then the Company shall have the right to make such filings or continue such prosecution. Axcan shall provide the Company notice within 30 calendar days prior to any applicable filing deadline if it determines to discontinue prosecution of any Patent application within the Product Patents.
     5.7 Right to Consult. Axcan shall copy the Company, or have the Company copied, on all correspondence to and from patent offices relating to the Product Patents that it is prosecuting, or causing to be prosecuted, in order, and sufficiently in advance of due dates, such that the Company can reasonably comment on such correspondence. Axcan shall consider the Company’s comments in good faith. Axcan shall also provide the Company a draft copy of each

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patent application to be filed by it relating to the Product Patents in order, and sufficiently in advance, to obtain and incorporate comments from the Company’s patent counsel. Axcan shall provide to the Company a copy of each office action for a Product Patent, sufficiently in advance of the response due date, to obtain substantive comment of the Company’s patent counsel. In addition, Axcan and the Company will work together to develop a freedom to operate strategy and program for the Product in the Territory.
     5.8 Enforcement of Aeroquin™ IP.
          5.8.1 Duty to Notify of Competitive Infringement. If any Party learns of an infringement, unauthorized use, misappropriation or threatened infringement or other such activity by a Third Party with respect to the Aeroquin™ IP or Development IP (“Competitive Infringement”), such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such Competitive Infringement.
          5.8.2 Enforcement. With Axcan’s consent (not to be unreasonably withheld or delayed), the Company shall have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to Competitive Infringement by counsel of its own choice, and Axcan shall have the right, at its own expense, to be represented in that action by counsel of its own choice. If the Company fails to bring any such action or proceeding within a period of ninety (90) calendar days after first being notified of such Competitive Infringement, then Axcan shall have the right, but not the obligation, to bring and control any such action by counsel of its own choice, and the Company shall have the right to be represented in any such action by counsel of its own choice at its own expense.
          5.8.3 Share of Recoveries. If one Party brings any such action or proceeding in accordance with this Section 5.8 (the “Initiating Party”), the second Party (the “Non-Initiating Party”) agrees to be joined as a party plaintiff where necessary and to give the first Party reasonable assistance and authority to file and prosecute the suit. The costs and expenses of the Initiating Party bringing suit under this Section 5.8 shall be borne by the Initiating Party, and any damages or other monetary awards recovered shall be shared as follows:
               (a) Company Recovery. In the event the Company is the Initiating Party in an action, the Company shall be entitled to retain the full amount recovered in any such action.
               (b) Axcan Recovery. In the event Axcan is the Initiating Party in an action, the amount of such recovery actually received by Axcan shall first be applied to the out-of-pocket costs of such action; and any remaining proceeds shall be allocated between the Parties such that Axcan retains [*]-percent ([*]%) and the Company retains [*]-percent ([*]%) of such amount.

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               (c) Settlement or Consent Judgment. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 5.8 may be entered into by an Initiating Party only with the prior written consent of the Non-Initiating Party.
     5.9 IND Agency. At the time of the assumption of the Development Agreement by Spinco, the Company shall appoint Spinco as its agent under all INDs for the Product (the “Product INDs”) for the sole purpose of Spinco’s performance of its obligations pursuant to the Development Agreement. At Axcan’s request at any time after conclusion of the ninety (90) calendar day cure period set forth in Section 4.4.1 of the Development Agreement, if the Company has not cured such Mpex Failure Event (as defined in the Development Agreement) to Axcan’s reasonable satisfaction and no dispute is ongoing pursuant to Section 4.4.2 of the Development Agreement, the Company shall revoke Spinco’s agency under the Product INDs and shall appoint Axcan or its designee as the Company’s agent under the Product INDs for the purpose of Developing (as defined in the Development Agreement) the Product.
ARTICLE 6
TERM AND TERMINATION
     6.1 Term; Expiration. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this ARTICLE 6, shall expire upon the earliest of (a) termination of the Development Agreement, (b) the Termination Right Lapse Date and (c) Axcan’s delivery of the Termination Notice pursuant to Section 2.3.2 (the “Term”).
     6.2 Termination by the Parties. Notwithstanding Section 6.1 above, either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement and the Merger Agreement in the event the other Party shall have materially breached any of its representations or warranties or shall have materially breached or defaulted in the performance of any of its material obligations hereunder, provided, however, that if such breach or default is curable, then such Party shall have thirty (30) calendar days after written notice thereof was provided by the other Party to the beaching Party, such notice describing with particularity and in detail the alleged material breach, to cure such breach. Any such termination of this Agreement and the Merger Agreement under this Section 6.2 shall become effective upon notice of the breach or default or, if applicable, at the end of such thirty (30) day period, unless such breach or default was cured prior to the expiration of such thirty (30) day period. The right of the Parties to terminate this Agreement and the Merger Agreement as provided in this Section 6.2 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default. Notwithstanding anything to the contrary herein, if (i) the Company is such breaching or defaulting party, (ii) any such breach or default is curable, and (iii) the Review Period would have otherwise elapsed during any such cure period, then the Review Period shall automatically be extended to the end of such cure period.

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     6.3 Accrued Rights; Surviving Provisions of the Agreement.
               (a) In the event of the expiration or any termination of this Agreement (other than pursuant to Section 6.1(b)), notwithstanding anything contained herein to the contrary, all rights granted to Axcan under the terms of this Agreement shall terminate, except that the provisions of Section 5.2 (Confidentiality; Public Disclosure), Section 5.8 (Enforcement of Aeroquin™ IP) and Section 7.11 (Remedies; Specific Performance) shall survive the expiration or termination of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, or, where no duration is stated, indefinitely.
               (b) In the event of the expiration or any termination of this Agreement pursuant to Section 6.1(b), notwithstanding anything contained herein to the contrary, Section 2.1 (Covenant to Divest, as it relates to the Carveout Payments), Section 5.5 (Covenant of Axcan), Section 5.8 (Enforcement of Aeroquin™ IP), Section 5.9 (IND Agency) and Section 7.11 (Remedies; Specific Performance) shall survive the expiration or termination of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, or, where no duration is stated, indefinitely.
               (c) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration including the payment obligations under ARTICLE 3 hereof and any and all damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.
               (d) The provisions of ARTICLE 3 as well as any applicable definitions in ARTICLE 1 or miscellaneous provisions in ARTICLE 7, shall survive the termination or expiration of this Agreement, the Merger Agreement and/or the Development Agreement, for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely.
ARTICLE 7
MISCELLANEOUS
     7.1 Dispute Resolution. Unless otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties, either Party shall have a right to refer such dispute to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute. If the Parties are unable to resolve a given dispute pursuant to this Section 7.1 within thirty (30) calendar days of referring such dispute to the Executive Officers, either Party may have the given dispute settled by binding arbitration pursuant to Section 7.2.
     7.2 Arbitration Request. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration

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Request”) to the other Party of such intention and the issues for resolution. From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which Party must cure a breach of this Agreement becomes suspended as to any breach that is the subject matter of the dispute.
     7.3 Additional Issues. Within twenty (20) Business Days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution.
     7.4 No Arbitration of Patent/Confidentiality Issues. Unless otherwise agreed by the Parties, disputes relating to Patents or non-disclosure, non-use or maintenance of Confidential Information shall not be subject to arbitration, and shall be submitted to a court of competent jurisdiction.
     7.5 Arbitration Procedure. The Arbitration shall be held in the continental United States under the rules of the American Arbitration Association (“AAA”). The arbitration shall be conducted by three (3) arbitrators who are knowledgeable in the subject matter at issue in the dispute. One (1) arbitrator will be selected by the Company, one (1) arbitrator will be selected by Axcan, and the third arbitrator will be selected by mutual agreement of the two (2) arbitrators selected by the Parties. The arbitrators may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrators shall, within fifteen (15) calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrators shall be authorized to award compensatory damages, but shall not be authorized to award non-economic damages or punitive, special, consequential, or any other similar form of damages, or to reform, modify or materially change this Agreement. The arbitrators also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrators deem just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrators shall be the sole and exclusive remedy of the Parties (except for those remedies set forth in this Agreement), the Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrators, and there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrators. Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators. Notwithstanding anything contained in this Section 7.5 to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder through specific performance, injunction or similar equitable relief.
     7.6 Costs. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses).

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     7.7 Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisions basis, pending the decision of the arbitrators on the ultimate merits of any dispute.
     7.8 Confidentiality. All proceedings and decisions of the arbitrators shall be deemed Confidential Information of each of the Parties.
     7.9 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to conflicts of laws principles.
     7.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law, or otherwise by any Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void. Any change of control, merger, consolidation or otherwise or sale of substantially all of the assets of a Party shall be deemed an assignment or delegation of this Agreement. Notwithstanding the foregoing, either Party may assign this Agreement to any direct or indirect wholly owned subsidiary of such Party without the prior consent of other Party; provided, however, that such Party shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
     7.11 Remedies; Specific Performance. The Parties acknowledge and agree that, other than with respect to cash payments provided for in ARTICLE 3: (a) monetary damages would not adequately compensate an injured Party for the breach of this Agreement by the other Party, (b) this Agreement shall be specifically enforceable, (c) any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order and (d) a Party shall seek such equitable remedies in any suit for breach, along with any other remedies that the Party may seek, [*].
     7.12 Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to the Company, addressed to:	Mpex Pharmaceuticals, Inc.
11535 Sorrento Valley Road
San Diego, CA 92121
Attention: President
Facsimile: (858) 436-3143

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with a copy to:	DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, CA 92121
Attention: Ross L. Burningham
Facsimile: (858) 638-5023

If to Axcan, addressed to:	Axcan Holdings Inc.
100 Somerset Corporate Boulevard
Bridgewater, New Jersey 08807
Attention: Frank Verwiel
Facsimile: (908) 252-2026

with a copy to:	Axcan Holdings Inc.
100 Somerset Corporate Boulevard
Bridgewater, New Jersey 08807
Attention: Terri Stevens
Facsimile: (908) 927-9648

with a copy to:	Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
Attention: Marc A. Rubenstein
Facsimile: (617) 235-0706
or to such other address for such Party as it shall have specified by like notice to the other Parties, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) business day after such notice or request was deposited with the U.S. Postal Service.
     7.13 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.
     7.14 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be

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possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.
     7.15 Further Assurances. Subject to the limitations set forth in Section 5.3, each of the Parties agrees to use its commercially reasonable efforts, and to cooperate with each other Party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the transactions contemplated hereby.
     7.16 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto and the Development Agreement and License Agreement, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understanding between the Parties except for the Confidentiality Agreements. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.
     7.17 Headings; Interpretation. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. Further, in this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable; and (d) references to the Company’s business shall be deemed to refer to the business of the Company and the Company Subsidiaries.
     7.18 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors, heirs, administrators and permitted assigns. For the avoidance of doubt, at the Effective Time, the Surviving Corporation shall assume all of Sub’s obligations, and succeed to all of Sub’s rights, that survive the termination of this Agreement.
     7.19 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

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     7.20 Third Party Beneficiaries. The Company Securityholders shall be intended third-party beneficiaries of this Agreement with the right to enforce the terms of this Agreement against Axcan.
     7.21 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.
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     IN WITNESS WHEREOF, the Parties have caused this Option Agreement to be executed by their duly authorized representatives as of the Effective Date.

MPEX PHARMACEUTICALS, INC.

By:	/s/ Daniel Burgess

Name:	Daniel Burgess

Title:	President and Chief Executive Officer

AXCAN HOLDINGS INC.

By:	/s/ Steve Gannon

Name:	Steve Gannon

Title:	Senior VP, Chief Financial Officer and Treasurer

AXCAN LONE STAR INC.

By:	/s/ Steve Gannon

Name:	Steve Gannon

Title:	Senior VP, Chief Financial Officer and Treasurer

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EXHIBIT A
DISCLOSURE SCHEDULE
[See attached.]

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